[FHLBank Atlanta logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Declares Second Quarter 2011 Dividend,

Announces Quarterly Excess Stock Repurchase

ATLANTA, August 3, 2011 - The Board of Directors of Federal Home Loan Bank of Atlanta (the Bank) has approved an annualized dividend rate for the second quarter of 2011 of 0.76 percent.

"Our focus remains on serving shareholder funding and community development needs, while returning shareholder value through repurchasing excess capital stock and paying a competitive dividend," said Scott C. Harvard, Chairman of the FHLBank Atlanta Board of Directors. "To stimulate home sales within our district, the Bank also recently announced new down-payment assistance programs to support shareholders with foreclosed property sales and first-time homebuyer opportunities."

For the second consecutive quarter, the dividend rate is equal to average three-month LIBOR plus 0.50 percent. For the period of April 1, 2011, to June 30, 2011, the dividend payout is applicable to capital stock held during that period. The dividend will be credited to shareholders' daily investment accounts at the close of business on August 16, 2011.

The Bank also announced that it will repurchase up to $600 million of membership excess capital stock and activity-based excess capital stock on August 31, 2011(the Repurchase Date). The amount of excess stock to be repurchased from any shareholder will be based on the shareholder's total excess capital stock as of August 24, 2011. Shareholders will be notified regarding the details of this repurchase.

If you have questions, please contact FHLBank Atlanta's Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $4 billion to the Affordable Housing Program.

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